Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
Chairman and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS
     CHARLOTTE, N.C., Aug 4, 2005 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its third quarter ended June 30, 2005.
     Third quarter highlights:
•	Net revenue increased 10.8%

•	Hospital division net revenue increased 11.4%

•	Same facility adjusted admissions increased 9.1%

•	Income from continuing operations per diluted share of $0.17, up from $0.13 in the third quarter of fiscal 2004
Third Quarter 2005 Results
     MedCath’s net revenue increased 10.8% to $195.1 million in the third quarter of fiscal 2005 from $176.2 million in the third quarter of fiscal 2004. Income from operations was $16.5 million in the third quarter of fiscal 2005, compared to income from operations of $12.2 million in the third quarter of fiscal 2004. Adjusted EBITDA increased 12.9% to $26.5 million from $23.5 million and income from continuing operations was $3.4 million, or $0.17 per diluted share, in the third quarter of fiscal 2005, compared to income from continuing operations of $2.5 million, or $0.13 per diluted share, in the third quarter of fiscal 2004.
     Net income for the quarter, including the results of The Heart Hospital of Milwaukee, which is accounted for as discontinued operations, totaled $2.7 million, or $0.14 per diluted share compared to net income of $1.4 million, or $0.07 per share in the third quarter of fiscal 2004.

     “We experienced solid net revenue gains during the quarter, primarily driven by an overall increase in patient volumes,” said John T. Casey, MedCath’s chairman and chief executive officer. “While we also experienced strong growth in our Adjusted EBITDA, our results were negatively impacted by an increase in our bad debt expense that resulted from an overall rise in the number of self-pay patient visits in several of our markets.”
     During the quarter, revenue from self-pay patients, the primary source of bad debt expense, represented 7.4% of net revenue. In comparison, revenue from self-pay patients represented 5.5% of net revenue in the third quarter of fiscal 2004. The increase in self-pay revenue resulted in bad debt expense equaling 7.6% of net revenue in the third quarter of fiscal 2005 versus 5.4% in the third quarter of fiscal 2004.
     “Also impacting our financial results this quarter were lower than anticipated volumes at our Louisiana Heart Hospital,” Casey said. “We have begun implementing strategic initiatives intended to improve this hospital’s operating performance. We remain optimistic about the hospital’s long-term potential.”
Operating Statistics, Cash Flow and Income Taxes
     Total and same facility hospital admissions for the third quarter of fiscal 2005 increased 5.3% and adjusted admissions rose 9.1% from the third quarter of the previous fiscal year. MedCath experienced increases in both inpatient catheterization and inpatient surgical procedures of 4.6% and 12.5% respectively, which contributed to an 11.4% net revenue increase in the hospital division during the quarter versus the prior year. Beginning with the third quarter of fiscal 2005, Heart Hospital of Lafayette and Texsan Heart Hospital, which both opened during the second quarter of fiscal 2004, began to be reported as same facility hospitals. As such, consolidated hospital division and same facility hospital division results are identical for the third quarter’s operating statistics and financial comparisons included in this release.
     Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2005 was $19.5 million. Capital expenditures totaled $3.4 million for the quarter. As of June 30, 2005 cash and cash equivalents totaled $142.1 million, and long-term debt and leases, including current portion, equaled $357.2 million.
     During the third quarter, MedCath increased its annual effective tax rate to 41.0% resulting in an effective rate of 42.9% for the quarter. The increase in the overall effective rate is based on the impact of certain non-deductible items and other adjustments.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; interest and other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, Aug. 11, 2005. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 7160923. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on

December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of proposed legislation to extend the provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.